Exhibit 5.6

CONSENT OF CARTER, LEDYARD & MILBURN

To:	The securities commission or similar regulatory authority in each of the Provinces of Canada

Re:	Final Short Form PREP Prospectus of Pengrowth Energy Trust

We refer to the final short form PREP prospectus (the “Prospectus”) of Pengrowth Energy Trust (the “Trust”) dated October 30, 2002 relating to an offering (the “Offering”) by the Trust of units of the Trust.

We hereby consent to being named in the Prospectus as United States counsel to the Trust on page iii of the Prospectus and under the heading “Legal Matters”. We also consent to the references to our opinion under the heading “Certain Income Tax Considerations” in the Prospectus.

Pursuant to subsection 10.4(2) of National Instrument 44-101, we confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to above or that are within our knowledge as a result of our participation in the preparation of such opinion.

This consent is provided solely for the purpose of assisting you in discharging your responsibilities and should not, under any circumstances, be relied on by any other person for any other purpose.

October 30, 2002	/s/ Carter, Ledyard & Milburn

New York, New York	Carter, Ledyard & Milburn